Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

by and between

ARTESYN TECHNOLOGIES, INC.,

EMERSON ELECTRIC CO., and

ATLANTA ACQUISITION SUB, INC.

Dated as of: February 1, 2006

i

ARTICLE VIII TERMINATION		38
8.1	Termination	38
8.2	Effects of Termination	39
8.3	Fees and Expenses	40

ARTICLE IX MISCELLANEOUS AND GENERAL		41
9.1	Non-Survival of Representations, Warranties and Agreements	41
9.2	Modification or Amendment	42
9.3	Waiver of Conditions	42
9.4	Counterparts	42
9.5	Governing Law and Venue	42
9.6	WAIVER OF JURY TRIAL	42
9.7	Notices	42
9.8	Entire Agreement; No Other Representations	43
9.9	Binding Effect; No Third-Party Beneficiaries	44
9.10	Obligations of Parent and the Company	44
9.11	Severability	44
9.12	Disclosure Schedules	44
9.13	Interpretation	45
9.14	Assignment	45

COMPANY DISCLOSURE SCHEDULES

Schedule 4.1(a)(ii)	Company Subsidiaries
Schedule 4.1(b)	Capital Structure
Schedule 4.1(d)(i)(C)	Governmental Filings
Schedule 4.1(d)(ii)(B)	Non-Contravention
Schedule 4.1(e)(v)	Controls
Schedule 4.1(e)(vi)	Knowledge of the Company
Schedule 4.1(f)	Undisclosed Material Liabilities
Schedule 4.1(g)	Absence of Certain Changes or Events
Schedule 4.1(h)	Litigation
Schedule 4.1(i)	Employee Benefits
Schedule 4.1(i)(x)	2006 Executive Incentive Plan
Schedule 4.1(j)	Compliance with Laws
Schedule 4.1(l)	Environmental Matters
Schedule 4.1(m)	Tax Matters
Schedule 4.1(o))	Labor Matters
Schedule 4.1(p)	Intellectual Property
Schedule 4.1(r)	Material Contracts
Schedule 4.1(s)	Insurance
Schedule 5.1	Covenants of the Company
Schedule 6.7(d)	Employment, Severance and Change of Control Agreements

ii

PARENT DISCLOSURE SCHEDULES

Schedule 4.2(c)(i)	Parent Required Statutory Approvals
Schedule 4.1(e)(vi)	Knowledge of Parent

iii

INDEX OF DEFINED TERMS

Defined Term	Section

Acquisition Proposal	6.2	(a)
Adverse Recommendation Change	6.2	(a)
Affected Employees	6.7	(a)
Affiliate	4.1	(i)(ix)
Agreement	Forepart
Articles of Incorporation	2.2
Articles of Merger	1.2
Bankruptcy and Equity Exception	4.1	(c)
Benefit Plans	6.7	(b)
Business Day	1.2
By-Laws	2.3
Certificates	3.2	(b)
Closing	1.2
Closing Date	1.2
Code	4.1	(i)(ii)
Company	Forepart
Company Board Recommendation	4.1	(c)
Company Common Stock	3.1	(a)
Company Compensation and Benefit Plan	4.1	(i)(i)
Company Disclosure Schedules	4.1	(a)(ii)
Company Intellectual Property Rights	4.1	(p)(i)
Company Material Adverse Effect	4.1	(a)(i)
Company Option	3.1	(d)(ii)
Company Preferred Stock	4.1	(b)
Company Proxy Statement	4.1	(w)
Company Reports	4.1	(e)(i)
Company Required Statutory Approvals	4.1	(d)(i)
Company Requisite Vote	4.1	(t)
Company Stock Option Plans	3.1	(d)(i)(B)
Company Stockholders Meeting	6.3
Confidentiality Agreement	9.8
Contracts	4.1	(d)(ii)
Convertible Notes	3.5
Economic Sanctions	4.1	(x)
Effective Time	1.2
Environmental Law	4.1	(l)
ERISA	4.1	(i)(i)
Exchange Act	4.1	(d)(i)
Exchange Agent	3.2	(a)
Exchange Fund	3.2	(a)
Executive Incentive Plan	4.1	(i)(x)
Expenses	8.3	(a)
FBCA	Recitals
Finestar Warrant	3.4
Governmental Entity	4.1	(d)(i)
Government Official	4.1	(x)
HSR Act	4.1	(d)(i)
iv

Defined Term	Section

Indemnified Parties	6.8	(a)
Indenture	3.5
internal controls	4.1	(e)(iv)
IRS	4.1	(i)(ii)
International Plan	4.1	(i)(viii)
knowledge	4.1	(e)(vi)
Law(s)	1.2
Lien(s)	4.1	(q)
Litigation Claims	4.1	(h)
Material Contracts	4.1	(r)
Merger	Recitals
Merger Consideration	3.1	(a)
Merger Sub	Forepart
Nasdaq	4.1	(d)(i)
Parent	Forepart
Parent Disclosure Schedules	4.1	(e)(vi)
Parent Material Adverse Effect	4.2	(c)
Parent Required Statutory Approvals	4.2	(c)(i)
Pension Plan	4.1(i)	(ii)
Per Share Amount	3.1	(a)
Person	3.1
Proceeding	5.1	(m)
Representatives	6.2	(a)
Rights Agreement	4.1	(b)
SEC	4.1	(e)(i)
Securities Act	4.1	(e)(i)
Shares	3.1	(a)
SOX	4.1	(e)(iv)
Subsidiary	4.1	(a)(i)
Superior Proposal	6.2	(b)
Surviving Corporation	1.1
Tax(es)	4.1	(m)(x)
Tax Return	4.1	(m)(x)
Termination Date	8.1	(b)(i)
Termination Fee	8.3	(b)
Transfer Taxes	6.10
Treasury Regulations	4.1	(m)(iii)
Trustee	3.5
U.S. GAAP	4.1	(a)(i)
Voting Debt	4.1	(b)
WARN Act	4.1	(o)(iii)

v

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 1, 2006, by and between ARTESYN TECHNOLOGIES, INC., a Florida corporation (the “Company”), EMERSON ELECTRIC CO., a Missouri corporation (“Parent”), and ATLANTA ACQUISITION SUB, INC., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

     WHEREAS, the Company has actively pursued a business combination and has engaged a financial advisor to facilitate and manage a sale, merger or other business combination of the Company;

     WHEREAS, the Company has considered and reviewed proposals from other third parties for business combinations and desires to proceed with a business combination between the Company, Parent and Merger Sub;

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved and declared advisable this Agreement and the merger (the “Merger”) of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”);

     WHEREAS, the Board of Directors of the Company has unanimously determined to recommend to its stockholders the approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions hereof;

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and to prescribe certain conditions to the Merger and the other transactions contemplated hereby; and

     WHEREAS, concurrently with the execution of this Agreement, as a condition of the willingness of Parent to enter into this Agreement, certain stockholders of the Company have entered into voting agreements providing for, among other things, the agreement of such stockholders to vote their Shares in favor of the Merger and the approval and adoption of this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time: (i) Merger Sub shall be merged with and into the Company; (ii) the separate corporate existence of Merger Sub shall thereupon cease; and (iii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights, privileges and obligations of Merger Sub.

     1.2 Effective Time. The closing of the Merger (the “Closing”) shall take place at (a) the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 599 Lexington Avenue, New York, New York, at 10:00 a.m. Eastern Time, as soon as practicable, and in no event later than five Business Days, after the satisfaction of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions) or (b) such other place and time and/or on such other date as the Company and Parent may agree in writing (either clause (a) or (b), the “Closing Date”). At the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”), setting forth this Agreement or an appropriate plan of merger with the Secretary of State of the State of Florida, in such form as is required by, and executed in accordance with, the relevant provisions of the FBCA (the date and time of such filing being the “Effective Time”). As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday, federal holiday or other day on which banks are required or authorized by Law to close in New York City. As used herein, the term “Laws” shall mean any U.S. (federal, state or local) or foreign law (including common law), statute, rule, regulation, order, judgment or decree.

ARTICLE II

THE SURVIVING CORPORATION

     2.1 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     2.2 Articles of Incorporation. At the Effective Time, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (the “Articles of Incorporation”), except that Article I thereof shall be amended, by the filing of the Articles of Merger or other appropriate documents, to read in its entirety as follows: “The name of the corporation is Artesyn Technologies, Inc.”

     2.3 By-Laws. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time and including the provisions required by Section 6.8(c), shall be the by-laws of the Surviving Corporation (the “By-Laws”) until, subject to Section 6.8(c), thereafter amended as provided therein, in the Articles of Incorporation or by applicable Law.

     2.4 Directors. From and after the Effective Time, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws.

     2.5 Officers. From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     3.1 Effects on Capital Stock. At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of any capital stock of such Persons:

     (a) Conversion of Securities. Each share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (collectively, the “Shares”) (other than Shares to be canceled pursuant to Section 3.1(b)) shall no longer be outstanding and shall automatically be canceled and converted into the right to receive $11.00 per Share in cash, without interest (the “Per Share Amount”) (the aggregate cash amount payable pursuant to this Section 3.1(a) being hereinafter referred to as the “Merger Consideration”).

     (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock held in the treasury of the Company and any Shares held immediately prior to the Effective Time by the Company, Parent or any Subsidiary of the Company or of Parent (including Merger Sub) shall automatically be retired and shall cease to be outstanding, and no Merger Consideration shall be delivered or deliverable in exchange therefor or in consideration thereof.

     (c) Conversion of Merger Sub Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully-paid and non-assessable share of common stock of the Surviving Corporation.

     (d) Company Options, Etc.

     (i) Prior to or simultaneously with the execution of this Agreement, the Board of Directors of the Company and the Compensation and Stock Option Committee of the Board have adopted resolutions with respect to the Company’s 1990 Performance Equity Plan, 2000 Performance Equity Plan and 1990 Outside Director Stock Option Plan and any other Company Compensation and Benefit Plan under which any option or other right to acquire shares of Company Common Stock has been granted (collectively, the “Company Stock Option Plans”) to implement the provisions of Section 3.1(d)(ii).

     (ii) At the Effective Time, each outstanding option or other right to acquire shares of Company Common Stock, whether or not presently exercisable, (collectively, the “Company Options”) granted under the Company Stock Option Plans shall cease to be a right to purchase shares of Company Common Stock and shall become a right to receive an amount in cash equal to the product of (1) the excess, if any, of the Per Share Amount over the exercise price per share of the Company Common Stock subject to such Company Option and (2) the number of shares of Company Common Stock issuable pursuant to the unexercised portion of such Company Option; and the Company Stock Option Plans shall terminate, and no Person shall thereafter be granted any rights under such Plans.

     (iii) Prior to the Effective Time, the Company (A) shall use reasonable best efforts to take such actions as shall be necessary or desirable to provide that the Surviving Corporation shall be entitled to any applicable federal or state income tax deductions attributable to the payments to holders of Company Options as provided above, and (B) shall cooperate with Parent and Merger Sub in providing notices and other communications to holders of Company Options regarding the settlement of the Company Options as provided above.

     (iv) All amounts payable pursuant to this Section 3.1(d) shall be subject to any required withholding of Taxes and shall be paid at or as soon as practicable following the Effective Time, but in any event within seven days following the Effective Time, without interest.

     As used herein, the term “Person” shall mean any individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

     3.2 Exchange of Certificates for Cash.

     (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Shares and holders of Company Options and for exchange in accordance with this Article III through the Exchange Agent, the Merger Consideration and the aggregate consideration to which holders of Company Options shall become entitled pursuant to Section 3.1(d) (such Merger Consideration and consideration relating to Company Options, together with any interest earned thereon, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions to be given by Parent, deliver the cash (excluding any interest earned thereon) out of the Exchange Fund. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement; provided, that Parent may direct the Exchange Agent to invest the Exchange Fund in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest or other income resulting from such investments shall be promptly paid to Parent.

     (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates that immediately prior to the Effective Time represented Shares (the “Certificates”): (i) a letter of transmittal (which letter shall specify that delivery shall be effected, and risk of loss and title to such Shares shall pass, only upon proper delivery of Certificates to the Exchange Agent and shall be in customary form); and (ii) instructions for effecting the surrender of the Certificates in exchange for the portion of the Merger Consideration payable to such holder in accordance with Section 3.1(a) . Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive, in exchange therefor, the portion of the Merger Consideration payable to such holder in accordance with Section 3.1(a) (after giving effect to any required Tax withholdings) in respect of the Shares formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the portion of the Merger Consideration payable upon surrender of any Certificate. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, such portion of the Merger Consideration may be paid to the transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

     (c) Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Shares thereafter on the records of the Company or the Surviving Corporation. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the Shares represented thereby, except as otherwise provided herein or by applicable Law. On or after the Effective Time, any Certificates duly presented to the Exchange Agent or Parent for any reason shall be exchanged as provided in Section 3.2(b).

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares outstanding immediately prior to the Effective Time one (1) year after the Effective Time shall be delivered to Parent, upon its written demand therefor, and any such holders that have not theretofore exchanged Certificates pursuant to this Article III shall thereafter look only to Parent for payment of the portion of the Merger Consideration to which they are entitled. Any portion of the Exchange Fund remaining unclaimed by such holders as of the date that is immediately prior to such date that such amount would otherwise escheat to or become the property of any Governmental Entity shall, if and to the extent permitted by applicable Law, be unconditionally and irrevocably delivered to the Surviving Corporation, free and clear of any claims or interests of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of the Shares for any amount properly delivered to a public official as required pursuant to applicable abandoned property, escheat or similar Laws.

     (e) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the portion of the Merger Consideration payable in respect of the Shares formerly represented thereby.

     (f) Withholding Rights. Each of Parent, the Surviving Corporation and the Exchange Agent may deduct and withhold from the portion of the Merger Consideration otherwise payable to any holder of Shares pursuant to this Article III such amounts, without duplication, as it is required to deduct and withhold with respect to the making of such payment under any applicable Tax Law. If Parent, the Surviving Corporation or the Exchange Agent, as the case may be, so deducts and withholds such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which Parent, the Surviving Corporation or the Exchange Agent, as the case may be, shall make such deduction and withholding.

     3.3 Adjustments to Prevent Dilution. Notwithstanding anything to the contrary contained in this Agreement, if after the date hereof and prior to the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, or such other dependent items, as applicable, subject to further adjustment in accordance with this Section 3.3.

     3.4 Finestar Warrant. As of the Effective Time, if the Finestar Warrant shall not have been previously exercised in full, the Surviving Corporation shall, in accordance with the terms of the Finestar Warrant, enter into a supplemental agreement providing that the holder of the Finestar Warrant shall be entitled to receive, and the Finestar Warrant shall thereafter represent the right to receive (upon due exercise and payment of the exercise price), in lieu of the shares of Company Common Stock issuable upon exercise of the Finestar Warrant immediately prior to the Effective Date, the amount of Merger Consideration payable pursuant to the Merger in respect of such number of shares of Company Common Stock that is equal to the number of shares of Company Common Stock into which the Finestar Warrant would otherwise have been exercisable absent consummation of the Merger. As used herein, the term “Finestar Warrant”

shall mean Warrant No. CS-1 of the Company issued on January 15, 2002 to Finestar International Limited.

     3.5 Convertible Notes. As of the Effective Time, the Surviving Corporation, shall, in accordance with the Indenture, enter into a supplemental indenture (which indenture shall comply with the Trust Indenture Act of 1939 as in effect at the date of execution of such supplemental indenture) providing that the Convertible Notes shall be convertible into, in lieu of the shares of Company Common Stock issuable upon conversion of the Convertible Notes immediately prior to the Effective Date, the amount of Merger Consideration payable pursuant to the Merger in respect of such number of shares of Company Common Stock that is equal to the number of shares of Company Common Stock into which the Convertible Notes would otherwise have been convertible absent consummation of the Merger. Promptly after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deliver to the holders of the Convertible Notes the notices required by the terms of the Indenture as a result of the transactions contemplated hereby, and shall comply with the terms of the Indenture with respect to any repurchase of Convertible Notes from the holders thereof as a result of the transactions contemplated hereby, as required by the terms of such Indenture. As used herein, the terms (i) “Indenture” shall mean the Indenture, dated as of August 13, 2003, between the Company and The Bank of New York, as trustee (the “Trustee”), relating to the Company’s 5.50% Convertible Senior Subordinated Notes Due 2010 and (ii) “Convertible Notes” shall mean the convertible notes referred to in clause (i) above. The Company shall obtain all opinions, certificates and other documents required to be provided by the Company or its counsel pursuant to the Indenture in connection with the execution of such supplemental indenture.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that:

     (a) Organization, Good Standing and Qualification; Organizational Documents.

          (i) The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate (or similar) power and authority to own, license and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties and assets or the conduct of its business requires such qualification or licensure, except where the failure to be so qualified or licensed or in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          As used herein, the term “Subsidiary” shall mean, with respect to any particular Person, any entity, whether incorporated or unincorporated, of which a majority of the outstanding securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries or by such Person and any one or more of its Subsidiaries.

          As used herein, the term “Company Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) any changes in United States generally accepted accounting principles (“U.S. GAAP”); (ii) changes in general economic conditions in the United States or the global economy; (iii) changes (including changes in Law) affecting the industry in which the Company operates in general, to the extent the Company and its Subsidiaries, taken as a whole, are not disproportionately affected thereby; (iv) any adverse change, effect, event, occurrence, state of facts or development (including any cancellations of or delays in customer orders, any reduction in sales or results of operations, any disruption in supplier, distributor, partner or similar relationships or any loss of employees) attributable to the announcement or pendency of the Merger; or (v) any action required to be taken pursuant to this Agreement or by or at the request of Parent or Merger Sub. The parties agree that the mere fact of (A) a decrease in the market price or an increase or decrease in the trading volume of the Company Common Stock or (B) the failure of the Company to meet internal projections or published revenues or earnings forecasts shall not by itself constitute a Company Material Adverse Effect, but the reasons for or causes of such events (to the extent not due to the announcement or pendency of the Merger) may constitute a Company Material Adverse Effect.

          (ii) The Company has heretofore made available to Parent true and correct copies of the Company’s articles of incorporation and by-laws, each as amended through the date hereof. Schedule 4.1(a)(ii) of the disclosure schedules delivered to Parent by the Company on or prior to the date hereof (the “Company Disclosure Schedules”) sets forth a true and correct list of all Subsidiaries of the Company, the jurisdictions in which such Subsidiaries are organized and the percent of the equity interest therein owned by the Company and any other Subsidiary of the Company or by any other Person, as applicable.

     (b) Capital Structure. The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 (the “Company Preferred Stock”). As of the close of business on December 31, 2005, there were outstanding (i) 40,244,326 shares of Company Common Stock (including 279,575 shares subject to restrictions under the Company Stock Option Plans), (ii) no shares of Company Preferred Stock, (iii) Company Options to purchase an aggregate of 4,897,492 shares of Company Common Stock at a weighted average exercise price of $9.41 per share, (iv) the Finestar Warrant to purchase an aggregate of 1,550,000 shares of Company Common Stock at an exercise price of $10.73 per share and (v) $90 million principal amount of Convertible Notes then convertible into an aggregate of 11,160,714 shares of Company Common Stock. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and all of the shares of Company Common Stock that may be issued pursuant to the Company Stock Option Plans, the Convertible Notes and the Finestar Warrant have been duly authorized and will be, when issued in accordance with the respective terms thereof, validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.1(b) of the Company Disclosure Schedules, all of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable, and all such shares are owned by the Company or a Subsidiary of the Company free and clear of any Lien (excluding any securities Law general restrictions on transfer). Except as set forth in the second sentence of this Section 4.1(b) and for changes since December 31, 2005 resulting from any exercise of Company Options outstanding as of December 31, 2005, conversion of the Convertible Notes or exercise of the Finestar Warrant, there are no outstanding shares of capital stock or voting securities of the Company. Except as set forth on Schedule 4.1(b) of the Company Disclosure Schedules and other than pursuant to (i) the Company’s Rights Agreement, dated as of November 21, 1989, as amended as of October 22, 2004 (the “Rights Agreement”); (ii) the Company Options outstanding as of December 31, 2005; and (iii) the Convertible Notes and the Finestar Warrant, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of the Company or any of its Subsidiaries that have been issued or granted by the Company or such Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries. Schedule 4.1(b) of the Company Disclosure Schedules sets forth a true and correct list, as of December 31, 2005, of the Company Options, together with the numbers of shares covered thereby, dates of grant thereof and the exercise prices therefor. Except for the Convertible Notes, the Company does not have any outstanding bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”). No Subsidiary of the Company owns any Company Common Stock.

     (c) Corporate Authority. The Company has the requisite corporate power and authority, and has taken all corporate action necessary in order, to execute, deliver and perform its obligations under this Agreement and to consummate, upon the terms and subject to the conditions of this Agreement, the transactions contemplated hereby, except for obtaining the Company Required Statutory Approvals and, with respect to the Merger, the receipt of the Company Requisite Vote. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and except for general equity principles (the “Bankruptcy and Equity Exception”). At a meeting duly called, convened and held, the Company’s Board of Directors unanimously adopted resolutions: (i) approving this Agreement and the transactions contemplated hereby, including the Merger; (ii) declaring that this

Agreement is advisable; (iii) stating that the terms of the Merger are fair to, and in the best interests of, the Company and its stockholders; and (iv) recommending that the Company’s stockholders approve and adopt this Agreement and the Merger (the “Company Board Recommendation”).

     (d) Governmental Filings; No Violations.

          (i) Except for any reports, filings, registrations, approvals and notices required to be made: (A) pursuant to Section 1.2; (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq National Market Stock Market (“Nasdaq”); (C) as set forth on Schedule 4.1(d)(i)(C) of the Company Disclosure Schedules (items (B) and (C), the “Company Required Statutory Approvals”); and (D) by Parent or Merger Sub on behalf of itself and the Company in Italy with the Italian Competition Authority, no notices, reports, registrations or other filings are required to be made by the Company with, and no consents, approvals, permits or authorizations are required to be obtained by the Company from, any U.S. or foreign federal, state or local governmental or regulatory authority, agency, commission, body or other governmental entity (each, a “Governmental Entity”), in connection with the Company’s execution and delivery of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, other than those notices, reports, registrations or other filings and consents, approvals, permits and authorizations the failure of which to make or obtain has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not (A) constitute or result in a breach or violation of either the articles of incorporation or by-laws of the Company, (B) except as set forth on Schedule 4.1(d)(ii)(B) of the Company Disclosure Schedules, require any consent or other action by any Person under, constitute or result in a breach or violation of, or constitute a default, or give rise to any right of termination, cancellation or acceleration, under the terms of any lease, note, mortgage, license, franchise, indenture, agreement or other contract (collectively, “Contracts”) not otherwise terminable on 30 days’ or less notice without requiring any payment or incurring any liability to which the Company or any Subsidiary is a party or by which it, or any of its properties or assets, is otherwise bound, (C) assuming compliance with the matters referred to in Section 4.1(d)(i), contravene or conflict with or result in a violation or breach of any Law or (D) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (B) through (D) above, for any failure to obtain consent, contravention, conflict, breach, violation, default, termination, cancellation, acceleration or creation or imposition of a Lien that has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     (e) Company Reports; Financial Statements.

          (i) The Company has filed with the Securities and Exchange Commission (the “SEC”), the forms, reports and other documents required to be filed by it since December 31, 2002 under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act (any such forms, reports and other documents, including any amendments of or supplements thereto, filed with or furnished to the SEC by the Company prior to the date hereof, the “Company Reports”). The Company Reports, when filed, were in compliance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder. None of the Company Reports, as of the filing date or, if amended, as of the date the last amendment was filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (ii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules thereto) fairly presented, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income (loss) and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules thereto) fairly presented, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes, similar presentation items and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods presented, except as may have been noted therein or, in the case of unaudited interim financial statements, as may have been permitted by Form 10-Q under the Exchange Act.

          (iii) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

          (iv) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. GAAP, including reasonable assurance (i) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of Company assets that could have a material effect on the

Company’s financial statements. The Company’s management, with the participation of the Company’s principal executive and financial officers, has completed its assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”) for the year ended December 31, 2004, and such assessment concluded that such internal controls were effective using the framework specified in the Company’s Form 10-K filed on March 16, 2005. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (x) any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by its management to the Company’s auditors and audit committee since December 31, 2002.

          (v) Except as set forth on Schedule 4.1(e)(v) of the Company Disclosure Schedules, since December 31, 2002, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of U.S. federal or state securities Laws, a material breach of fiduciary duty or similar material violation by the Company, any of its Subsidiaries or any of their respective officers, director, employees or agents to the chief legal counsel or the chief executive officer of the Company, the Board of Directors of the Company or any member or committee thereof.

          (vi) As used herein, the term “knowledge” or any similar formulation shall mean the actual knowledge of, with respect to the Company, only those persons set forth on Schedule 4.1(e)(vi) of the Company Disclosure Schedules and, with respect to Parent, only those persons set forth on Schedule 4.1(e)(vi) of the disclosure schedules delivered to the Company by Parent on or prior to the date hereof (the “Parent Disclosure Schedules”).

          (vii) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of SOX, taken any action prohibited by Section 402 of SOX.

     (f) No Undisclosed Material Liabilities. Except as set forth on Schedule 4.1(f) of the Company Disclosure Schedules, as reflected on the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2005 and as otherwise disclosed in the Company Reports, to the knowledge of the Company, there are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, contingent, absolute or otherwise, other than liabilities or obligations: (i) under existing Contracts of the Company and its Subsidiaries that were entered into in the ordinary course of business consistent with past practices and where neither the Company nor any of its Subsidiaries is in material breach of its obligations thereunder; (ii) incurred in the ordinary course of business consistent with past practice since September 30, 2005; (iii) that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (iv) incurred pursuant to this Agreement and in connection with the transactions contemplated hereby.

     (g) Absence of Certain Changes or Events. Except as disclosed in the Company Reports, as contemplated by this Agreement or as set forth on Schedule 4.1(g) of the Company Disclosure Schedules, since September 30, 2005, the Company has conducted its businesses in the ordinary course and in a manner consistent with past practice, and there has not been: (i) any event that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any material change by the Company in its accounting methods, principles or practices except for any such change required by reason of a concurrent change in U.S. GAAP; (iii) any revaluation by the Company of any material asset (including any writing-down of the value of inventory or writing-off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice; (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any of its securities; (v) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries; (vi) any settlement or compromise of any material litigation, action or claim; (vii) any establishment or material amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan or any material increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its Subsidiaries, except for salary increases and benefit accruals pursuant to the Company Compensation and Benefit Plans in the ordinary course of business; (viii) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practice; (ix) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practice; (x) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries in the ordinary course of business consistent with past practice; or (xi) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (h) Litigation. Except as disclosed in the Company Reports or as set forth on Schedule 4.1(h) of the Company Disclosure Schedules, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings (collectively, “Litigation Claims”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or, to the knowledge of the Company, pending or threatened against any present or former officer, director or employee of the Company or any of its Subsidiaries before any court or arbitrator or before or by any Governmental Entity that, if adversely determined or resolved, could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that seek to prevent or materially delay the consummation of the Merger.

     (i) Employee Benefits.

          (i) As used herein, the term “Company Compensation and Benefit Plan” shall mean any written or oral bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, employment, termination, severance, compensation, medical, health, employee assistance program, disability or sick leave, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other compensation or benefit plan, including each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that covers current or former employees or directors of the Company or any of its Subsidiaries and is maintained, administered or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability. The Company has made available to Parent true and correct copies of all material Company Compensation and Benefit Plans (and, if applicable, related trust or funding agreements or insurance policies).

          (ii) Each of the Company Compensation and Benefit Plans has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable Laws (including, if applicable, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”)). There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any Company Compensation and Benefit Plan that could reasonably be expected to increase materially the expense of maintaining such Company Compensation and Benefit Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. Each Company Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the Internal Revenue Service (the “IRS”) and, to the Company’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. The Company has provided (or made available to) Parent with the most recent determination letter (or opinion letter, if applicable) of the IRS relating to each such Pension Plan.

          (iii) No Company Compensation and Benefit Plan that is a Pension Plan is subject to the funding rules of Part 3 of Title I of ERISA or is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA.

          (iv) Except as set forth on Schedule 4.1(i)(iv) of the Company Disclosure Schedules, (A) all contributions required to be made by the Company or its Subsidiaries to any Company Compensation and Benefit Plan under the terms of such Plan or under U.S. Law or any other applicable Law have been made or have been accrued on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports and

(B) all unfunded benefit obligations of the Company and its Subsidiaries under any Company Compensation and Benefit Plan have been accounted for by reserves or otherwise properly footnoted in accordance with U.S. GAAP on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports.

          (v) Neither the Company nor its Subsidiaries has any current or projected liability with respect to retiree health and life benefits under any Company Compensation and Benefit Plan subject to U.S. Law, except for benefits required to avoid excise tax under Code Section 4980B or, as set forth on Schedule 4.1(i)(v) of the Company Disclosure Schedules, under any other applicable Law requiring continuation of health coverage.

          (vi) Except as set forth on Schedule 4.1(i)(vi) of the Company Disclosure Schedules: neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will (A) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any participant under a Company Compensation and Benefit Plan; or (B) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

          (vii) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement that is covered by Title I of ERISA, which transaction has or will cause the Company or any of its Subsidiaries to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption and transactions that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (viii) The Company and its Subsidiaries have employment policies and practices that are in compliance in all material respects with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours and immigration.

          (ix) Except as set forth on Schedule 4.1(i)(ix) of the Company Disclosure Schedules or as has not had, and could not reasonably be expected to have, a Company Material Adverse Effect, with respect to each Company Compensation and Benefit Plan covering employees outside of the United States (each, an “International Plan”), (A) each International Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities and (B) as of September 30, 2005, the sum of (to the extent applicable to a particular Plan) (i) the fair market value of the assets of such Plan to the extent funded, (ii) the liability of each insurer for such Plan to the extent insured, and (iii) the book reserve established for such Plan to the extent neither funded nor insured, together in each case with any accrued contributions, premium payments or benefit accruals, is sufficient to provide for the Projected Benefit Obligation as defined by SFAS 87, with respect to all current and former participants in each such Plan according to the actuarial assumptions and valuations most recently used (to the extent the assumptions comply with SFAS 87) and no transaction contemplated by this Agreement shall cause the sum of each such Plan’s assets, insured obligations or reserves to be less than such Plan’s benefit obligations. As used in this Agreement, the term “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

          (x) Simultaneously with or prior to the execution of this Agreement, the Board of Directors of the Company and the Compensation and Stock Option Committee of the Board have adopted resolutions approving the 2006 Executive Incentive Plan, which plan is set forth on Schedule 4.1(i)(x) of the Company Disclosure Schedules (the “Executive Incentive Plan”).

          (xi) Notwithstanding any other provision of this Agreement to the contrary, except as ERISA and any other Laws applicable to the Company Compensation and Benefits Plans are implicated by Sections 4.1(d), (e), (f), (g) or (h), the representations and warranties contained in this Section 4.1(i) constitute the sole representations and warranties of the Company with respect to ERISA and any other Laws applicable to the Company Compensation and Benefits Plans.

     (j) Compliance with Laws; Permits. Except as disclosed in the Company Reports or as set forth on Schedule 4.1(j) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has violated or failed to comply with any Law, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to or been threatened to be charged with or given notice of any violation of any Law, except for any such violations or failures to comply that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct its businesses as presently being conducted, except for those the absence of which has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (k) Anti-takeover Statutes; Rights Agreement; Appraisal Rights.

          (i) The Company has taken all actions necessary to exempt the Merger, this Agreement and the other transactions contemplated hereby from the provisions of Sections 607.0901 and 607.0902 of the FBCA. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws enacted by U.S. state or federal Governmental Entities apply to this Agreement or any of the transactions contemplated hereby.

          (ii) The Company has taken all action necessary to render the Rights Agreement inapplicable to the Merger and the transactions contemplated hereby.

          (iii) No holder of Shares nor any other Person will have any appraisal or dissenters’ rights with respect to any Shares, pursuant to the FBCA or any other provision of

Law, in connection with the Merger, the approval and adoption of this Agreement or any of the transactions contemplated hereby.

     (l) Environmental Matters. (i) Except as disclosed in the Company Reports, as set forth on Schedule 4.1(l) of the Company Disclosure Schedules and for such matters that have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect: (A) the Company and its Subsidiaries and their respective operations are in compliance with all applicable Environmental Laws; (B) the Company and its Subsidiaries possess and maintain in effect and are in compliance with all environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to their properties and businesses; (C) neither the Company nor any of its Subsidiaries has received any written claim, notice or request for information concerning the violation of or liability under any applicable Environmental Law; (D) there are no writs, injunctions, decrees, orders, judgments or Litigation Claims outstanding or pending, or to the knowledge of the Company, threatened, relating to compliance by the Company or any of its Subsidiaries with any Environmental Law or any environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws or to any liability of the Company or any of its Subsidiaries under any applicable Environmental Law; and (E) there are no liabilities of or relating to the Company or any Subsidiary, whether absolute, accrued, contingent, determined or determinable, arising under or relating to any Environmental Law.

          (ii) There has been no material environmental investigation, study, audit, test, review or other analysis conducted of which the Company or any Subsidiary of the Company possesses or has control in relation to the current or prior business of the Company or any Subsidiary of the Company or any property or facility now or previously owned, leased or operated by the Company or any such Subsidiary which has not been delivered or made available to Parent prior to the date hereof.

          (iii) Neither the Company nor any Subsidiary owns, leases or operates any real property in New Jersey or Connecticut or, in connection with the transactions contemplated hereby, would otherwise be subject to the filing or other requirements of the environmental transfer laws of such states.

     Notwithstanding any other provision of this Agreement to the contrary, except as environmental matters are implicated by Sections 4.1(d), (e) or (g), the representations and warranties of the Company contained in this Section 4.1(l) constitute the sole representations and warranties of the Company with respect to environmental matters.

     As used herein, the terms (i) “Environmental Law” shall mean any Law relating to the protection of the environment, human health and safety and/or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials and (ii) “Company” and “Subsidiary” shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary.

     (m) Tax Matters. Except as set forth on Schedule 4.1(m) of the Company Disclosure Schedules:

          (i) The Company and its Subsidiaries (A) have duly filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them, which Tax Returns are true, correct and complete in all material respects; (B) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to have been filed by or with respect to any of them; (C) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (D) do not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or, to the Company’s knowledge, threatened; and (E) have provided adequate reserves, in accordance with U.S. GAAP, as reflected in the most recent consolidated financial statements of the Company and its Subsidiaries contained in the Company Reports for any material Taxes of the Company or any of its Subsidiaries that have not been paid.

          (ii) Neither the Company nor any of its Subsidiaries is a party to, is otherwise bound by or has an obligation under, any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement.

          (iii) Neither the Company nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting prior to the Closing Date under Code Section 481; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (C) installment sale or intercompany transaction (as defined in Treasury Regulation Section 1502-13) made on or prior to the Closing Date. As used herein, the term “Treasury Regulations” shall mean the rules and regulations promulgated by the U.S. Treasury Department under the Code.

          (iv) Each of the Company and its Subsidiaries has withheld and paid to the appropriate Taxing authority all material Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any current or former employee, independent contractor, creditor or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of such Taxes.

          (v) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502 -6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

          (vi) The Company has made available to Parent true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for the Tax years 2001 through 2004.

          (vii) There is no Contract, plan or arrangement of the Company or its Subsidiaries covering any Person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Code Section 162(m), except as disclosed in the Company Reports.

          (viii) Neither the Company nor any of its Subsidiaries has in any year for which the applicable statute of limitations remains open distributed capital stock of another Person, or has had its capital stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

          (ix) Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Governmental Entity with regard to the Tax liability of the Company or any Subsidiary affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

          (x) As used herein, the terms (A) “Tax” (including, with correlative meaning, the term “Taxes,”) shall include all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, payroll, sales, use, employment, unemployment, disability, property, transfer, documentary, stamp, registration, recording, withholding, excise, production, value added, occupancy and other taxes, fees, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) “Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be provided to a Governmental Entity relating to Taxes.

          (xi) None of the Tax Returns referred to in Subsection (vi) above and, to the Company’s knowledge, no other Tax Return, contains any position that is, or would be, subject to penalties under Code Section 6662 (or any corresponding provisions of state, local or non-U.S. Tax Law). Neither the Company nor any of its Subsidiaries has entered into any “listed transactions” as defined in Treasury Regulation 1.6011 -4(b)(2), and the Company and its Subsidiaries have properly disclosed all reportable transactions as required by Treasury Regulation 1.6011-4, including filing Forms 8886 with Tax Returns and with the Office of Tax Shelter Analysis.

          (xii) None of the assets of the Company or any of its Subsidiaries is property that the Company or any Subsidiary is required to treat as being a “safe harbor lease” within the meaning of Code Section 168(f)(8), as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

          (xiii) None of the assets of the Company or any of its Subsidiaries has been financed with or directly or indirectly secures any debt the interest on which is tax-exempt under Code Section 103(a). Neither the Company nor any Subsidiary is a borrower or guarantor of any outstanding industrial revenue bonds, and neither the Company nor any Subsidiary is a tenant, principal user or related person to any principal user (within the meaning of Code Section 144(a)) of any property that has been financed or improved with the proceeds of any industrial revenue bonds.

          (xiv) None of the assets of the Company or any of its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.

          (xv) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

          (xvi) Neither the Company nor any of its Subsidiaries has made an election to calculate its liability for California Franchise Tax according to the “water’s edge” method.

     Notwithstanding any other provision of this Agreement to the contrary, except as Tax matters are implicated by Sections 4.1(d), (e), (f), (g), (h) or (j), the representations and warranties of the Company contained in this Section 4.1(m) constitute the sole representations and warranties of the Company with respect to Tax matters.

     (n) [Intentionally Deleted]

     (o) Labor Matters. Except as set forth on Schedule 4.1(o) of the Company Disclosure Schedules: (i) (A) neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or any other violation of Law relating to employee matters except for any that, individually or in the aggregate, are not, and could not reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole, (B) since December 31, 2003, there has not been any labor strike, walk-out, work stoppage, slow-down or lockout involving employees of the Company or any of its Subsidiaries and (C) since December 31, 2003, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition.

          (ii) The Company and its Subsidiaries have at all times since December 31, 2002 and in all material respects properly classified each of its employees as employees and each of its independent contractors as independent contractors, as applicable, and no notice has been received from any Governmental Entity that such contractors would be considered employees for employment Law or Tax purposes.

          (iii) As of the date hereof, within the last three years, neither the Company nor any of its Subsidiaries has effectuated (A) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (B) a “mass layoff” (as defined in the WARN Act or any foreign equivalent); or (C) engaged in layoffs or employment terminations or other similar terminations sufficient to trigger application of any similar state, local or foreign Law that has had or could reasonably be expected to have a Company Material Adverse Effect.

     (p) Intellectual Property. Except as set forth on Schedule 4.1(p) of the Company Disclosure Schedules:

          (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise has legally enforceable rights to use, all material Company Intellectual Property Rights, free and clear of any Lien (other than licenses granted in the ordinary course of business consistent with past practices). There exist no material restrictions (other than as imposed by applicable Law, or as otherwise imposed by the Company under applicable confidentiality agreements or by the Company with respect to the Company’s trade secrets) on the disclosure, use, license or transfer of the Company Intellectual Property Rights owned by the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish in any material respect any of the Company Intellectual Property Rights. As used in this Section 4.1(p), the term “Company Intellectual Property Rights” shall mean all inventions, whether or not patentable, patents, patent applications, designs, trademarks, trade names, service marks, logos, brand names, domain names (and all goodwill associated with the foregoing) copyrights, computer software, trade secreted information and know-how (whether tangible or intangible), databases and data collections and any other intellectual property rights or similar intangible rights that are currently used or held for use in the business of the Company or any of its Subsidiaries.

          (ii) Except as has not had and could not reasonably be expected to have a Company Material Adverse Effect, neither the use of the Company Intellectual Property Rights by the Company or any of its Subsidiaries nor the conduct of the business of the Company or any of its Subsidiaries conflicts with, infringes upon, violates or interferes with, or constitutes an appropriation of, any right, including any patent, trademark, trade name, service mark or copyright or other intellectual property right, of any other Person. There is no claim, action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (A) challenging the validity of the Company’s or any of its Subsidiaries’ ownership of, or right to use, any material Company Intellectual Property Rights (and the Company otherwise has no knowledge that any material Company Intellectual Property Right is invalid or conflicts with any asserted right of any other Person); (B) or seeking to deny or restrict the rights of the Company or any Subsidiary in any of the Company Intellectual Property Rights; or (C) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any third-party intellectual property rights. None of the Company Intellectual Property Rights material to the operation of the business of the Company or any of its Subsidiaries has been adjudged invalid or unenforceable.

          (iii) To the knowledge of the Company, there are no infringements by third parties of any material Company Intellectual Property Rights.

          (iv) Schedule 4.1(p)(iv) of the Company Disclosure Schedules contains a true and complete list of (A) all registrations or applications for registrations included in the Company Intellectual Property Rights that are owned by the Company or any of its Subsidiaries and (B) all agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms which have an acquisition cost of $50,000 or less) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which (x) the Company or any of its Subsidiaries obtains the right to use or a covenant not to be sued under, any intellectual property right and/or (y) the Company or any of its Subsidiaries grants the right to use, or a covenant not to be sued under, any intellectual property right.

     (q) Title to Properties. Except as disclosed in the Company Reports, the Company and its Subsidiaries have good (and in the case of real property, fee simple, or the local equivalent) title to, or a valid leasehold interest in, their material properties and assets, except for defects or imperfections of title, easements, restrictive covenants and similar encumbrances that, in the aggregate, do not materially interfere with the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses as presently conducted. Except as disclosed in the Company Reports, all such material properties and assets are held free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind in respect of such properties or assets (collectively, “Liens”), except for (i) Liens for Taxes not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established on the consolidated balance sheet of the Company as of September 30, 2005 in the Company Reports; (ii) Liens of materialmen, mechanics, carriers, landlords and like Persons that individually or in the aggregate do not materially interfere with any present use of such properties or assets by the Company or its Subsidiaries; (iii) in the case of any leased properties or assets, Liens that affect the landlord’s interest under the applicable lease and that individually or in the aggregate do not materially interfere with any present use of such properties or assets by the Company or its Subsidiaries; (iv) Liens disclosed in the title insurance policies or surveys made available to the Parent with respect to owned real property and that individually or in the aggregate do not materially interfere with any present use of such properties or assets by the Company or its Subsidiaries; and (v) such Liens that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Company Material Adverse Effect. The Company has delivered or made available to the Parent, with respect to each of the leased real properties, copies of the applicable leases and all material written extensions, amendments, supplements and other modifications thereof and has provided accurate summaries of all material oral extensions, amendments, supplements and other modifications. All leases pursuant to which the Company or its Subsidiaries leases from other Persons material items of real or personal property are valid and enforceable against the Company or its Subsidiaries in accordance with their respective terms, subject to the Bankruptcy and Equity Exception; and there is no default or event of default under any of such leases of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (or any condition that with notice or lapse of time, or both, would constitute a default), that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (r) Material Contracts. Except as set forth on Schedule 4.1(r) of the Company Disclosure Schedules or as disclosed in the Company Reports (including all exhibits thereto (including exhibits incorporated by reference therein)), neither the Company nor any of its Subsidiaries is a party to or otherwise bound by:

          (i) any lease of personal property providing for annual rental payments of $1,000,000 or more or any lease of any material real property;

          (ii) any agreement (other than purchase orders entered into in the ordinary course of business) for the purchase of materials, supplies, goods, services, equipment or other assets (including specifically-manufactured or unique parts) the terms of which provide for aggregate payments by the Company and its Subsidiaries of $1,000,000 or more;

          (iii) any sales, distribution or other similar agreement (other than purchase orders entered into in the ordinary course of business) providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to the Company and its Subsidiaries of $1,000,000 or more;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

          (vii) any license, franchise or similar agreement that is not terminable by the Company without material penalty upon ninety (90) days or less notice to the other party thereto;

          (viii) any agreement (or provision in an agreement) whose purpose is to limit the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area and which limitation is material or which would so limit the freedom of the Company or any of its Subsidiaries after the Closing Date;

          (ix) any agreement with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any of its Subsidiaries, (B) any Person (other than the Company and its Subsidiaries) 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or any of its Subsidiaries or (C) any director or officer of the Company or any of its Subsidiaries or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

          (x) any material agreement to indemnify a third party other than any agreement entered into in the ordinary course of business consistent with past practices or any other agreement listed in any sub-section of Schedule 4.1(r) of the Company Disclosure Schedules; or

          (xi) any other Contract not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

     Each agreement, contract, plan, lease, arrangement or commitment disclosed or required to be disclosed on Schedule 4.1(r) of the Company Disclosure Schedules (each, a “Material Contract”) is a valid and binding agreement of the Company or a Subsidiary of the Company, as the case may be, and is in full force and effect. True and complete copies of each Material Contract (including any material modifications and amendments thereto and material waivers thereunder) have been made available to Parent. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in material violation of, or in material default under, nor does there exist any condition that with notice or lapse of time, or both, would cause such a material violation of or material default under, any Material Contract to which it is a party or by which it, or any of its properties or assets, is otherwise bound.

     (s) Insurance. The Company maintains insurance policies covering its (and its Subsidiaries’) assets, business, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in its judgment, reasonable for the business and assets of the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 4.1(s) of the Company Disclosure Schedules, all such insurance policies are in full force and effect and the Company is otherwise in compliance with such policies and such policies will not, by their terms, terminate or lapse by reason of this Agreement or the consummation of the transactions contemplated hereby, except for any failures to so be in force and effect or comply or terminations or lapses that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Company Material Adverse Effect.

     (t) Vote Required. The approval of the holders of a majority of the outstanding Shares as of the applicable record date (the “Company Requisite Vote”) is the only vote of any class or series of the capital stock of the Company required to approve this Agreement, the Merger and the other transactions contemplated hereby.

     (u) Brokers and Finders. Except for Lehman Brothers Inc., neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees has engaged any financial advisor, broker or finder or incurred or will incur any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees in connection with this Agreement, the Merger and the other transactions contemplated hereby.

     (v) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Lehman Brothers Inc., on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the holders of Shares is fair, from a financial point of view, to such holders, a signed copy of which opinion has been delivered to Parent.

     (w) Information to be Supplied; Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and all other applicable Laws. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.1(w) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

     (x) Foreign Corrupt Practices Act and International Trade Sanctions. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, agents or employees in connection with the business of or services performed for the Company or its Subsidiaries: (i) has promised, offered, given or authorized the giving of anything of value to a any officer or employee of any government or government-controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or official thereof, or candidate for political office (a “Government Official”), or to any other person while knowing that all or some portion of the money or value will be offered, given or promised to a Government Official for the purposes of securing any improper or undue advantage; (ii) has accepted or received any unlawful contributions, payments, expenditures or gifts; (iii) is the subject of, or does or in the past three years has done business in or with a country or persons that is the subject of, sanctions imposed or administered by the U.S. Treasury Department's Office of Foreign Assets Control, the United Nations Security Council, or the Governmental Entities of a jurisdiction in which the Company or a Company Subsidiary is organized or doing business (collectively, “Economic Sanctions”), or has otherwise violated or operated in noncompliance with any applicable Economic Sanctions; or (iv) has violated or operated in noncompliance with any applicable export restrictions, anti-boycott regulations or other applicable domestic or foreign Laws, except, in each case, as failure to comply is not and could not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

     (y) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4.1, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of or in respect of the Company or any of its Subsidiaries.

     4.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

     (a) Organization, Good Standing. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on, in all material respects, its business as presently conducted.

     (b) Corporate Authority. Each of Parent and Merger Sub has the requisite corporate or similar power and authority, and has taken all action necessary in order, to execute, deliver and perform its obligations under this Agreement and to consummate, upon the terms and subject to the conditions of this Agreement, the transactions contemplated hereby, except for obtaining the Parent Required Statutory Approvals. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (c) Governmental Filings, No Violations.

          (i) Except for any reports, filings, registrations, approvals and notices required to be made: (A) pursuant to Section 1.2, (B) under the HSR Act and the Exchange Act, (C) as set forth on Schedule 4.2(c)(i) of the Parent Disclosure Schedules (items (B) and (C), the “Parent Required Statutory Approvals”), and (D) by Parent or Merger Sub on behalf of itself and the Company in Italy with the Italian Competition Authority, no notices, reports, registrations or other filings are required to be made by Parent or Merger Sub with, nor are any consents, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any U.S. or foreign Governmental Entity in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, other than those notices, reports, registrations or filings that the failure to make has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of the articles of incorporation or by-laws (or comparable governing instruments) of Parent or Merger Sub or (B) a breach or violation of, or constitute a default under, any contract or agreement to which Parent or Merger Sub is a party or that it is otherwise bound by or any Law to which Parent or Merger Sub is subject, except, in the case of clause (B) above, for any breaches, violations or defaults that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     As used herein, the term “Parent Material Adverse Effect” shall mean a material adverse effect on the ability of Parent and/or Merger Sub to execute and deliver or perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

     (d) Litigation. There are no Litigation Claims pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or any of its other Subsidiaries that, if adversely determined or resolved, could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (e) Compliance with Laws. Neither Parent nor any of its Subsidiaries has violated or failed to comply with any Laws, except where any such violations or failures to comply have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (f) No Business Activities. Merger Sub is not a party to any material agreements nor has it conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

     (g) Brokers and Finders. Except for Goldman, Sachs & Co., the fees, commissions and expenses of which will be paid by Parent, neither Parent, Merger Sub nor, to Parent’s knowledge, any of their respective officers, directors or employees has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger, this Agreement and the other transactions contemplated hereby.

     (h) Financial Capability. Parent has the financial and other capabilities to perform, and to cause Merger Sub and the Surviving Corporation to perform, its and their obligations in accordance with this Agreement. Parent has available cash or cash equivalents sufficient to enable it to fund the Merger Consideration when and as set forth in Article III and any other amounts payable by Parent, Merger Sub and the Surviving Corporation contemplated by this Agreement.

     (i) Board and Stockholder Approval. The Boards of Directors of Parent and Merger Sub have duly approved the Merger and this Agreement. No action is necessary under applicable Law or Parent’s organizational instruments on the part of the stockholders of Parent in connection with this Agreement or the Merger. Parent, as the sole stockholder of Merger Sub, has approved the Merger and this Agreement.

     (j) Information to be Supplied. None of the information to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (k) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4.2, neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of or in respect of Parent or Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

     5.1 Covenants of the Company. The Company covenants and agrees that, from the date hereof and until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law or as Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

     (a) the Company and its Subsidiaries shall conduct their respective businesses in the ordinary course and in a manner consistent with past practice;

     (b) the Company shall not: (i) amend its articles of incorporation or by-laws or the comparable governing instruments of any of its Subsidiaries; (ii) split, combine, subdivide, or reclassify its outstanding shares of Company Common Stock; (iii) declare, set aside or pay any dividend of cash, stock or property in respect of the Company Common Stock; or (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to do so (other than as may be required pursuant to the Indenture or the Convertible Notes);

     (c) except as set forth on Schedule 5.1(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries shall issue, sell, pledge or otherwise encumber any shares of its capital stock, or any securities convertible into or exchangeable or exercisable for, shares of its capital stock or any Voting Debt (other than shares of Company Common Stock issuable pursuant to the (i) exercise of Company Options outstanding as of December 31, 2005 (whether or not presently vested); (ii) conversion of the Convertible Notes; or (iii) exercise of the Finestar Warrant);

     (d) neither the Company nor any of its Subsidiaries shall, other than in the ordinary course of business or in connection with any of the restructuring initiatives disclosed in the Company Reports (including the sale of the manufacturing facility in Hungary contemplated thereby), lease, license, sell, mortgage or dispose of any property or assets or amend, supplement or otherwise modify in any material respect or extend or terminate any material lease or license of real property;

     (e) neither the Company nor any of its Subsidiaries shall effect any material acquisition of the assets, business, capital stock or other equity of any Person (whether by way of merger, consolidation, tender offer, share exchange or other activity), except for purchases of inventory, equipment and raw materials in the ordinary course of business;

     (f) neither the Company nor any of its Subsidiaries shall cancel or forgive any material indebtedness owed to the Company or any of its Subsidiaries (other than indebtedness owing by the Company to any of its wholly-owned Subsidiaries or vice versa);

     (g) neither the Company nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization;

     (h) except as may be required to comply with applicable Law, neither the Company nor any of its Subsidiaries shall terminate, adopt or increase the benefits provided under any Company Compensation and Benefit Plans, except for: (i) increases occurring in the ordinary course of business consistent with past practice (which shall include normal periodic performance reviews and related compensation and benefit increases); and (ii) actions necessary to satisfy existing obligations under Company Compensation and Benefit Plans, Contracts and other legal obligations existing as of the date hereof;

     (i) except as may be required by applicable Law or to the extent required by U.S. GAAP (as advised by the Company’s independent accountants), neither the Company nor any of its Subsidiaries shall change any material accounting principle, practice or method;

     (j) neither the Company nor any of its Subsidiaries shall incur, create, assume or guarantee any material indebtedness for borrowed money;

     (k) except as set forth on Schedule 5.1(k) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries shall settle or compromise any material Tax liability, make or amend any Tax election, or amend any material Tax Return;

     (l) neither the Company nor any of its Subsidiaries shall make any loans, advances or capital contributions to, or investments in, any other Person other than (i) by the Company or any of its wholly-owned Subsidiaries to or in the Company or any of its wholly-owned Subsidiaries or (ii) as required by any Contract or other legal obligation existing as of the date hereof;

     (m) neither the Company nor any of its Subsidiaries shall settle or compromise any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (“Proceeding”) or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of a Proceeding, except for such settlements, compromises, consents, decrees, injunctions, or similar restraints or forms of equitable relief that are not material to the Company and its Subsidiaries, taken as a whole; and

     (n) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing subsections.

     5.2 Additional Covenants of the Company. Subject to Section 6.1, prior to the Company or any of its Subsidiaries (i) amending in any material respect or terminating any Material Contract or (ii) entering into any Contract that if entered into prior to the date hereof would constitute a Material Contract, the Company shall notify Parent of its intention to take any of the foregoing actions and shall reasonably consult with Parent in connection therewith.

ARTICLE VI

ADDITIONAL AGREEMENTS

     6.1 Access. The Company agrees that, throughout the period from the date hereof until the Effective Time or the earlier termination of this Agreement, except as may otherwise be required or restricted by applicable Law, it shall (and shall cause its Subsidiaries to) (a) afford Parent’s officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours and upon reasonable prior notice to its officers, employees, properties, books, Contracts and records, (b) furnish promptly to Parent such financial and operating and other information with respect to its business and properties as may reasonably be requested, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company or its Subsidiaries and (c) instruct its Representatives to cooperate with Parent in its investigation; provided, however, that the Company and its Subsidiaries shall not be required to provide information (including pursuant to

Section 5.2) in breach of applicable Law or that is subject to existing confidentiality obligations. All requests for information made pursuant to this Section 6.1 shall be directed to an executive officer of the Company or its financial advisor or such other Person as may be designated by the Company’s executive officers. Notwithstanding the foregoing, Parent shall not have access to the Company’s or its Subsidiaries’ proprietary or competitively sensitive information (including pursuant to Section 5.2) if the Company reasonably believes that such information cannot be made available to Parent in a manner that does not cause the Company or its Subsidiaries to be materially and competitively disadvantaged. All such information shall be governed by the terms of the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

     6.2 Acquisition Proposals. (a) The Company shall not, and shall not permit or authorize any of its Subsidiaries or any of its or their officers or directors to, and shall cause the officers, directors or employees, agents and representatives (including accountants, attorneys and investment bankers) of the Company and its Subsidiaries (collectively, the “Representatives”) not to, directly or indirectly: (A) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, consolidation, business combination, share exchange, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, (ii) the acquisition of a significant equity interest (20% or more) in the Company or any of its Subsidiaries, whether by tender offer (including a self-tender offer), exchange offer or otherwise or (iii) the acquisition of a significant portion (20% or more on a consolidated basis) of the assets of the Company and its Subsidiaries (any such proposal or offer described in clauses (i) - (iii) (other than the transactions contemplated by this Agreement) being hereinafter referred to as an “Acquisition Proposal”); (B) engage in any negotiations concerning, or furnish any information or data to, or have any discussions (other than a statement that refers only to this Section and the Company’s agreement not to engage in further discussions) with, or otherwise cooperate, assist or participate in any effort by any Person relating to an Acquisition Proposal; (C) approve, recommend or endorse an Acquisition Proposal, or fail to make the Company Board Recommendation, or withdraw or modify in a manner adverse to Parent the Company Board Recommendation, or take any action or make any statement that is materially inconsistent with the Company Board Recommendation (any of the foregoing in this clause (C), an “Adverse Recommendation Change”); (D) enter into any letter of intent or similar document contemplating, or enter into any agreement with respect to, an Acquisition Proposal; or (E) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

     (b) Nothing contained in Section 6.2(a) or elsewhere in the Agreement shall prevent the Company or its Representatives from: (A) furnishing information or data to, or entering into discussions or negotiations with, a third party in response to a bona fide written Acquisition Proposal made by such third party (the initial submission of which to the Company was not, directly or indirectly, initiated, solicited, encouraged or otherwise facilitated by the Company, its Subsidiaries, or any of their respective Representatives), provided that prior to the Company’s furnishing any confidential information to such party, such party shall have entered into a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement; (B) following receipt of a bona fide written

Acquisition Proposal made by another party (the initial submission of which to the Company was not, directly or indirectly, initiated, solicited, encouraged or otherwise facilitated by the Company, its Subsidiaries, or any of their respective Representatives), (i) making an Adverse Recommendation Change as a result of a Superior Proposal or (ii) immediately prior to a termination of this Agreement by the Company pursuant to Section 8.1(f), entering into an agreement, letter of intent or similar document relating to a Superior Proposal; (C) complying with Rule 14e-2 (and any associated obligations under Rule 14d-9) of the Exchange Act with respect to a third-party tender or exchange offer (provided that the Board of Directors of the Company shall not recommend acceptance of such tender or exchange offer unless the conditions to making an Adverse Recommendation Change pursuant to clause (B) have been satisfied); (D) taking any action ordered to be taken pursuant to a non-appealable final order by any court of competent jurisdiction; or (E) making any disclosure or filing, in its reasonable judgment after receiving advice from outside counsel (which may be its regularly engaged counsel), that is required by Law (including the FBCA and the rules and regulations, orders or requests of any Governmental Entity (including the SEC)); provided, however, that in each case referred to in the foregoing clauses (A) and (B) only if (1) the Acquisition Proposal is a Superior Proposal at the time that the Company determines to take such action(s) or, in the case of an action pursuant to clause (A), the Board of Directors of the Company shall have concluded in good faith that such Acquisition Proposal is reasonably likely to result in a Superior Proposal; (2) the Board of Directors of the Company shall determine in good faith, after consultation with outside legal counsel (which may be its regularly engaged counsel), that such action(s) is necessary in order for the Board of Directors to comply with its fiduciary duties to the Company’s stockholders under applicable Law; and (3) the Company Requisite Vote has not yet been obtained; provided, further, that the Board of Directors of the Company shall not take any of the actions referred to in the foregoing clause (B) until at least three Business Days shall have elapsed following Parent’s receipt of written notice from the Company advising Parent that the Company’s Board of Directors has received a Superior Proposal and (i) intends to make an Adverse Recommendation Change as a result of a Superior Proposal or (ii) intends to terminate this Agreement pursuant to Section 8.1(f) and enter into an agreement, letter of intent or similar document with respect to such Superior Proposal, attaching the most current version of any proposed agreement or a reasonably detailed summary of the material terms and conditions of such Superior Proposal and the identity of the offeror (it being understood and agreed that any material amendment or modification of such Proposal shall result in a new three-Business Day period), and Parent does not make, during such three-Business Day period(s), an irrevocable offer that the Company’s Board of Directors shall have concluded, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, is at least as favorable (taking into account, without limitation, the proposed transaction structures) to the Company’s stockholders as such Superior Proposal. The Company agrees that during such three-Business Day period, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions proposed by Parent to the terms of the transactions contemplated by this Agreement.

     The Company will promptly notify Parent, in writing, of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Acquisition Proposal, and the Company will promptly communicate to Parent the material terms and conditions of any such proposal, discussion, negotiation or inquiry that it may receive, whether orally or in writing, and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation, which information shall be subject to the Confidentiality Agreement. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person that shall not have been previously provided to Parent, which information shall be subject to the Confidentiality Agreement. The Company will keep Parent reasonably informed of the status of any such Acquisition Proposal (including modifications or proposed modifications thereto), which information shall be subject to the Confidentiality Agreement.

     Without prejudice to any actions permitted to be taken by the Company pursuant to this Section 6.2(b), the Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and shall, in accordance with the Company’s rights and subject to the Company’s obligations under applicable confidentiality agreements, use its reasonable efforts to cause any such Person (or its agents or advisors) in possession of confidential information of the Company that was furnished by or on behalf of the Company in connection with a potential sale of the Company to return or destroy all such information (including any such information incorporated into any analysis prepared by any such Persons or any of their advisors) and shall terminate any access such Person may have been given by the Company or its Representatives to any “virtual dataroom” of the Company. The Company agrees that it will take the necessary steps to promptly inform any Persons referred to in the first sentence of this paragraph of the obligations of the Company in this Section 6.2.

     As used herein, the term “Superior Proposal” shall mean an unsolicited bona fide written Acquisition Proposal to acquire, directly or indirectly, more than fifty percent (50%) of the Company Common Stock then outstanding or a majority of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, and otherwise on terms that the Company’s Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel which may be its regularly engaged counsel), (i) to be more favorable from a financial point of view to the Company’s stockholders than the Merger (or any subsequent offer made by Parent in response to such Acquisition Proposal) and (ii) is fully financed or for which financing is committed or which, in the good faith judgment of the Company’s Board of Directors is capable of being obtained by such Person.

     6.3 Stockholders Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholders Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.2(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Parent and its counsel shall be afforded a reasonable opportunity to review and comment upon the Company Proxy Statement prior to its being filed with the SEC or being disseminated to the holders of Shares. The Company shall provide Parent and its counsel, in writing, with any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Company Proxy Statement promptly after their receipt of such comments.

     6.4 Filings; Other Actions; Notification. (a) Each party hereto shall file or cause to be filed as promptly as practicable after the date hereof with the Federal Trade Commission and the Department of Justice and other applicable Governmental Entities all notifications required to be filed under the HSR Act and any other applicable Laws, in accordance with the rules and regulations under such applicable Laws, with respect to the transactions contemplated hereby. Each party hereto will use reasonable best efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by any such Governmental Entity.

     (b) The Company and Parent (and Merger Sub) shall fully cooperate with each other and use (and shall cause their respective Representatives and Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or advisable on its part under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, applications, reports and other filings and to obtain, as soon as practicable, all Company Required Statutory Approvals and Parent Required Statutory Approvals, as the case may be, and all consents, approvals and authorizations necessary or advisable to be obtained from any Person in order to consummate the Merger or any of the other transactions contemplated hereby, including with or from any works counsel, labor union or similar entity or governing body. Parent (and Merger Sub) and the Company shall fully cooperate with each other in connection with the making of all such notices, applications, reports and filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing, and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise) (or otherwise agreeing to do any of the foregoing) with respect to Parent or the Company or any of their Subsidiaries or any of their respective businesses, assets or properties. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, each of the Company and Parent (and Merger Sub) shall furnish to each other all information required from it for any notice, application, report or other filing to be made pursuant to any applicable Law (including all information required to be included in the Company Proxy Statement) in connection with the transactions contemplated by this Agreement.

     (c) Subject to any confidentiality obligations and the preservation of any attorney-client or similar privilege, the Company and Parent (and Merger Sub) shall use reasonable best efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent (and Merger Sub) or the Company, as the case may be, from any Person and/or Governmental Entity with respect to the Merger and the other transactions contemplated hereby.

     (d) Subject to the Company’s rights and obligations under Sections 6.2 and 8.1 and subject to Section 6.4(b) and (c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or other Person challenging any transaction contemplated by this Agreement or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use commercially reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that shall be in effect and that prohibits, prevents or materially restricts consummation of any of the transactions contemplated hereby.

     6.5 Vote of Shares Owned by Parent. Parent shall cause all Shares owned by Parent, Merger Sub and any other Subsidiary of Parent to be duly voted in favor of the Merger and this Agreement at the Company Stockholders Meeting.

     6.6 Publicity. The initial press release regarding the transactions contemplated hereby shall be a joint press release and, thereafter, the Company and Parent shall consult with the other party prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and prior to making any filings with any Person and/or Governmental Entity with respect thereto, except as may otherwise be required by Law or by obligations pursuant to any listing agreement with or the rules of any national securities exchange or national market quotation system.

     6.7 Employee Benefits Matters; Bonus Plan. (a) Except as otherwise provided in this Section 6.7, the Surviving Corporation shall provide, during the period commencing at the Effective Time and ending on the first anniversary thereof, to the current (as of the Effective Time) employees of the Company and its Subsidiaries (“Affected Employees”) (i) at least the same rate of base pay, commissions and bonus opportunity as those currently provided under the Company Compensation and Benefit Plans and (ii) other benefits (other than equity-based benefits or arrangements) that, in the aggregate, are equivalent, or superior, to those currently provided under the Company Compensation and Benefit Plans.

     (b) At and following the Effective Time, Parent shall credit all service by Affected Employees of the Company and its Subsidiaries (and any predecessor entities) prior to the Effective Time to be taken into account for all purposes (other than for benefit accrual purposes under any defined benefit pension plan) under any compensation and benefit plans (including any equity-based plans), programs, practices and policies of Parent or its Subsidiaries (the “Benefit Plans”) in which the Affected Employees shall participate.

     (c) From and after the Effective Time, Parent shall, with respect to all Affected Employees participating in the Benefit Plans, use reasonable best efforts to (i) cause, to the extent such conditions would not apply or would have been waived under the Company Compensation and Benefit Plans, to be waived any pre-existing condition limitations and any waiting period limitations under employee welfare benefit plans, policies or practices of Parent or its Subsidiaries in which employees of the Company or its Subsidiaries participate and (ii) cause to be credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the Benefit Plans provided by Parent and its Subsidiaries.

     (d) Parent shall cause the Surviving Corporation to honor all employee benefit obligations as of the Effective Time to current and former employees and directors of the Company under the Company Compensation and Benefit Plans and shall cause the Surviving Corporation to pay all fees and expenses due to directors and all retirement benefits due or to become due under the Artesyn Technologies, Inc. Outside Directors Retirement Plan and agreements pursuant thereto in accordance with the terms thereof. Parent shall cause the Surviving Corporation to assume the obligations under the employment and severance agreements and change of control agreements to which the Company is a party or otherwise bound by as of the Effective Time, including the agreements set forth on Schedule 6.7(d) of the Company Disclosure Schedules.

     6.8 Indemnification; Directors’ and Officers’ Insurance; Exculpation. (a) The Surviving Corporation shall indemnify and hold harmless (x) to the fullest extent permitted under applicable Law and (y) without limiting clause (x), as required pursuant to any existing indemnification agreements or obligations of the Company (and the Surviving Corporation also shall advance attorneys’ fees and expenses as incurred to the fullest extent permitted under applicable Law and as required pursuant to any existing indemnification agreements or obligations of the Company; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time and relating to their service to and activities for the Company and/or its Subsidiaries, including the transactions contemplated hereby.

     (b) As of the Effective Time, the Surviving Corporation shall have purchased, and fully prepaid, all premiums in respect of, and shall thereafter maintain in effect, directors’ and officers’ liability insurance coverage for the Company’s present and former directors and officers for a period of six years after the Effective Time that provides for runoff coverage in an amount at least equal to that presently provided by the Company for its directors and officers and otherwise on terms that are the same as, in all material respects, those presently provided by the Company (as disclosed to Parent prior to the date hereof); provided, that, in satisfying its obligations under this Section 6.8(b), the Surviving Corporation shall not be obligated to pay an aggregate premium in excess of 250% of the amount the Company paid with respect to its last full fiscal year, which amount the Company has disclosed to Parent prior to the date hereof; provided, further, that the Company may, prior to the Effective Time and after reasonably consulting with Parent, purchase and fully prepay such premiums in an aggregate amount that shall not exceed 250% of the amount the Company paid with respect to its last full fiscal year.

     (c) The By-Laws of the Surviving Corporation shall include provisions for indemnification on the same basis as set forth in the Company’s By-laws in effect on the date hereof. For six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the provisions in its By-laws providing for indemnification and exculpation from liability of Indemnified Parties with respect to circumstances and events occurring or existing at or prior to the Effective Time, to the fullest extent permitted from time to time under the FBCA, which provisions shall not be amended, except only as (and only to the extent) required by applicable Law.

     (d) The rights of each Indemnified Party under this Section 6.8 shall be in addition to any rights that such Person may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, applicable Law (including the FBCA) or any agreement of an Indemnified Party with the Company or any of its Subsidiaries. Such rights shall be cumulative and not exclusive. The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs, legal beneficiaries and representatives.

     (e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or assets to another Person, then, and in each such case, to the extent necessary to effect the purposes of this Section 6.8, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8. The provisions of this Section 6.8 shall survive the Effective Time.

     6.9 Executive Incentive Plan. (a) Promptly after the date hereof, the Company shall communicate and explain the terms of the 2006 Executive Incentive Plan to all employees covered by such Plan and shall use reasonable best efforts to cause all such employees to be bound by the terms thereof.

     (b) The Company agrees that, without Parent’s consent, it shall not make and shall not agree to make any changes to the terms of the Executive Incentive Plan.

     6.10 Transfer Tax. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications, questionnaires or other documents, regarding any real property transfer, stamp, recording, documentary, sales, use, value added, stock transfer and any other Taxes that shall become payable in connection the Merger (collectively, “Transfer Taxes”). From and after the Effective Time, the Surviving Corporation shall pay or cause to be paid all Transfer Taxes.

ARTICLE VII

CONDITIONS

     7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

     (a) Stockholder Approvals. The Company Requisite Vote shall have been obtained.

     (b) HSR Act. The waiting period under the HSR Act applicable to the consummation of the Merger shall have expired or been earlier terminated.

     (c) Other Approvals. (i) All Company Required Statutory Approvals and Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time and (ii) all other approvals, the failure of which to obtain could reasonably be expected to have a Parent Material Adverse Effect and/or a Company Material Adverse Effect, shall have been obtained at or prior to the Effective Time.

     (d) Injunction. No order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any Governmental Entity or court of competent jurisdiction and remain in effect that prohibits consummation of the Merger, and there shall not have been any action taken, or any Law enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal or prohibits the Merger.

     7.2 Conditions to Parent’s and Merger Sub’s Obligation to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or written waiver) of each of the following additional conditions:

     (a) Bringdown of Representations and Warranties; Performance of Obligations. (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in Sections 4.1(b) and (c) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true in all material respects at and as of such earlier time), (iii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true at and as of such earlier time), with only such failures to so be true as have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iv) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

     (b) No Suits or Challenges. There shall not have been instituted or pending by any Person or Governmental Entity any suit, action or proceeding that is reasonably likely to prevail, (i) challenging or seeking to make illegal, restrain, prohibit or delay materially the consummation of the Merger, (ii) seeking to limit the ownership or operation by the Company or Parent of a material portion of the business, operations or assets of the Company and its Subsidiaries, taken as a whole (or an amount of Parent and its Subsidiaries that would be material to the Company and its Subsidiaries, taken as a whole) or (iii) seeking to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, (or an amount of Parent and its Subsidiaries that would be material to the Company and its Subsidiaries, taken as a whole);

provided, however, that prior to (and as a condition to) invoking this condition, Parent shall have complied with Section 6.4.

     (c) No Governmental Restrictions. No statute, rule, regulation, judgment, order or injunction shall be enacted, entered, enforced, promulgated or deemed applicable to the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result in any of the consequences referred to in clauses (i) through (iii) of Section 7.2(b) above; provided, however, that prior to (and as a condition to) invoking this condition, Parent shall have complied with Section 6.4.

     (d) No Company Material Adverse Effect. No event, occurrence, revelation, development or state of circumstances or facts that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect shall have occurred and be continuing as of the Effective Time.

     7.3 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction (or written waiver) of the following additional condition:

     (a) Bringdown of Representations and Warranties; Performance of Obligations. (i) Each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true at and as of such earlier time) with only such failures to so be true as have not had and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE VIII

TERMINATION

     8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

     (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company; or

     (b) by either Parent or the Company, if:

          (i) the Merger shall not have been consummated on or before the date that is six months after the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any of its obligations, including, without limitation, its obligations under Section 6.4, under this Agreement has been the cause of, or resulted in, the failure of the consummation of the Merger to occur on or before the Termination Date; provided, further, that, if the regulatory process necessary for a decision by the applicable Governmental Entity with respect to any antitrust clearance included in the Company Required Statutory Approvals or Parent Required Statutory Approvals has not been completed, such Termination Date may, at the option of the Company exercised in writing, be extended for a period of up to 30 days; or

          (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or other Governmental Entity shall have issued an order, judgment, decree, ruling, injunction or taken any other action restraining, enjoining or otherwise prohibiting or materially altering the terms of the Merger and such order, judgment, decree, ruling, injunction or other action shall have become final and non-appealable, except that no party may terminate pursuant to this Section 8.1(b)(ii) unless such party shall have complied with its obligations under Section 6.4; or

          (iii) the Company’s Stockholders Meeting (including any adjournment thereof) shall have concluded and the Company Requisite Vote shall not have been obtained; or

     (c) by Parent, if (i) an Adverse Recommendation Change has been made (it being understood, however, that, for all purposes of this Agreement, the fact that the Company has provided any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement shall not be deemed an Adverse Recommendation Change) or (ii) the Company shall have violated or breached, in any material respect, its obligations under Section 6.2 or Section 6.3; or

     (d) by the Company, in the event of a breach by Parent or Merger Sub of any representation, warranty or agreement contained herein where such breach would give rise to the failure of the condition set forth in Section 7.3(a) and such condition is incapable of being satisfied by the Termination Date; or

     (e) by Parent, in the event of a breach by the Company of any representation, warranty or agreement contained herein where such breach would give rise to the failure of the condition set forth in Section 7.2(a) and such condition is incapable of being satisfied by the Termination Date; or

     (f) by the Company, if (i) the Board of Directors of the Company has authorized the Company to enter into a written agreement concerning a Superior Proposal and (ii) the Company shall have complied with Section 6.2 (including Section 6.2(b) and each proviso therein applicable to clause (B) of Section 6.2(b)) and paid any amounts due pursuant to Section 8.3(a) or Section 8.3(b) in accordance with the terms, and at the times, specified therein.

     8.2 Effects of Termination. Except as provided in the Confidentiality Agreement and provisions of this Agreement relating thereto, in the event of the termination of this Agreement pursuant to, and in accordance with, Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors and all rights and obligations of the parties hereto shall cease, subject to the sole and exclusive remedies of Parent and Merger Sub and the Company set forth in Section 8.3; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof; provided, further, that, if all conditions set forth in Article VII have been satisfied, the failure of any party hereto to effect the Merger, without terminating this Agreement in accordance herewith, shall be deemed to be a willful breach hereof. The payment of the Expenses and, if and as due, the Termination Fee by the Company or a termination fee by Parent, in each case pursuant to Section 8.3, upon a termination of this Agreement pursuant to Section 8.1 shall constitute liquidated damages in consideration of the time and opportunity and related costs of Parent and Merger Sub or the Company, as applicable, and, upon receipt of such amount(s), if and as due, except in the case of a willful breach hereof, Parent and Merger Sub shall have no further recourse at law or in equity against the Company, and the Company shall have no further recourse at law or in equity against Parent, in respect of this Agreement or any breach hereof.

     8.3 Fees and Expenses.

     (a) The Company shall pay to Parent its Expenses upon the termination of this Agreement pursuant to (i) Section 8.1(b)(iii), if prior to the vote of the Company’s stockholders on the Merger an Adverse Recommendation Change has occurred or the Company has received an Acquisition Proposal or an Acquisition Proposal has been made public, (ii) Section 8.1(c) or (iii) Section 8.1(f) . As used herein, the term “Expenses” shall mean all reasonable and documented out-of-pocket expenses (excluding any wages or salaries of any of Parent’s or Merger Sub’s or any of their affiliates’ employees) incurred by Parent and/or Merger Sub prior to the termination of this Agreement in connection with the Merger and the other transactions contemplated hereby; provided, however, that Expenses shall not exceed $2,500,000. If the Company is required to pay Parent its Expenses upon termination of this Agreement, such Expenses shall be payable immediately on or prior, and as a condition, to the termination of this Agreement in the event of a termination by the Company and not later than two Business Days after the date of the termination of this Agreement by Parent.

     (b) The Company shall pay Parent a termination fee of $15,000,000 (the “Termination Fee”) upon the termination of this Agreement pursuant to (i) Section 8.1(b)(iii) if an Adverse Recommendation Change shall have occurred prior to the vote of the Company’s stockholders on the Merger, (ii) Section 8.1(c) or (iii) Section 8.1(f) . If (x) this Agreement is terminated pursuant to Section 8.1(b)(iii) and prior to the vote of the Company’s stockholders on the Merger no Adverse Recommendation Change shall have occurred but the Company shall have received an Acquisition Proposal or an Acquisition Proposal shall have been made public and (y) within 12 months after any such termination the Company enters into, or announces its intent to enter into, an Acquisition Proposal with a third party, the Company shall pay Parent the Termination Fee upon the Company’s entry into, or announcement of an intent to enter into, such Acquisition Proposal. If (A) this Agreement is terminated pursuant to Section 8.1(b)(i) and prior to such termination, the Company shall have received an Acquisition Proposal or an Acquisition Proposal shall have been made public after the receipt of the Company Requisite Vote and (B) within 12 months after any such termination the Company enters into, or announces its intent to enter into, such Acquisition Proposal, the Company shall pay Parent the Termination Fee upon the consummation of such Acquisition Proposal; provided that the Termination Fee shall not be payable pursuant to this sentence if this Agreement is terminated pursuant to Section 8.1(b)(i) and at such time any of the antitrust clearances included in the Company Required Statutory Approvals or Parent Required Statutory Approvals have not been obtained or the conditions set forth in Article VII have not been satisfied due to the failure to obtain such antitrust clearances. If the Company is required to pay Parent a Termination Fee upon termination of this Agreement, such Termination Fee shall be payable immediately on or prior, and as a condition, to the termination of this Agreement in the event of a termination by the Company and not later than two Business Days after the date of the termination of this Agreement by Parent. If the Company is required to pay Parent a Termination Fee pursuant to the second and third sentences of this Section 8.3(b), such fee shall be payable immediately on or prior, and as a condition, to the last event triggering such obligation.

     (c) If this Agreement is terminated pursuant to Section 8.1(b)(i) and the waiting period under the HSR Act applicable to the consummation of the Merger shall not have expired or been earlier terminated on or prior to such date of termination or any of the antitrust clearances included in the Company Required Statutory Approvals or Parent Required Statutory Approvals have not been obtained on or prior to such date of termination, but all other conditions set forth in Article VII have been satisfied (except to the extent not satisfied due to the failure to obtain antitrust clearances), then Parent shall pay the Company a termination fee of $15,000,000. If Parent is required to pay the Company a termination fee upon termination of this Agreement, such termination fee shall be payable immediately on or prior, and as a condition, to the termination of this Agreement in the event of a termination by Parent and not later than two Business Days after the date of the termination of this Agreement by the Company.

     (d) Any Termination Fee and Expenses required to be paid pursuant to this Section 8.3 shall be paid by wire transfer of immediately available funds to an account designated by Parent or as designated by the Company if a fee is paid pursuant to Section 8.3(c).

     (e) Except as otherwise provided in Sections 6.10 and 8.2 and this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Merger and any other transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any other transaction contemplated hereby is consummated.

ARTICLE IX

MISCELLANEOUS AND GENERAL

     9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties or covenants (subject to the immediately succeeding sentence) in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates or permits performance after the Effective Time.

     9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by action authorized by their respective boards of directors and a written agreement executed and delivered by duly authorized executive officers of the respective parties.

     9.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger contained herein are for the sole benefit of such party and may be waived only by such party, in whole or in part, but only if and to the extent permitted herein and by applicable Law.

     9.4 Counterparts. This Agreement may be executed in counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement may be executed by facsimile signature, which for all purposes hereunder shall have the same force and effect as an original.

     9.5 Governing Law and Venue. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS ENTERED INTO AND TO BE WHOLLY PERFORMED IN SUCH STATE, EXCEPT TO THE EXTENT THAT MATTERS PROVIDED FOR HEREIN ARE REQUIRED TO BE GOVERNED BY THE FBCA OR U.S. FEDERAL LAW. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York (except if a matter is subject to the exclusive jurisdiction of the U.S. federal courts) and the U.S. federal courts located, in each case, in the Borough of Manhattan in respect of the interpretation and enforcement of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby and thereby. The parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding in respect of the interpretation or enforcement hereof or of any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof is not appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in such State of New York or U.S. federal courts. The parties hereby consent to and grant, to the fullest extent permitted by applicable Law, any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

     9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     9.7 Notices. Any notice, request, instruction or other document required or permitted to be given hereunder by any party hereto to the others shall be in writing and delivered personally, sent by registered or certified mail or reputable overnight courier (e.g., Federal Express, DHL), postage prepaid, or transmitted by facsimile (upon receipt of electronic or telephonic confirmation of successful transmission):

if to Parent or Merger Sub,Emerson Electric Co.

8000 W. Florissant Avenue
P.O. Box 4100
St. Louis, MO 63136-8506
Attention:	Frank J. Dellaquila
Facsimile:	(314) 553-1605
and Michael Keating, Esq. Facsimile: (314) 553-1232

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: Christopher Mayer, Esq.
Facsimile: (212) 450-3800

if to the Company,

Artesyn Technologies, Inc.
7900 Glades Road
Suite 500
Boca Raton, Florida 33434
Attention: Chief Executive Officer
Facsimile: (561) 451-1020

with a copy to (which shall not constitute notice):

Kirkpatrick & Lockhart Nicholson Graham LLP
599 Lexington Avenue
New York, NY 10022
Attention: John D. Vaughan, Esq. and Whitney J. Smith, Esq.
Facsimile: (212) 536-3901

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided earlier in this Section 9.7. Any such notice shall be effective (i) upon receipt if personally delivered or if delivered postage prepaid, return receipt requested, or if sent by a nationally recognized overnight courier service, or (ii) on the date of transmission if such notice is sent by facsimile prior to 5:00 p.m. (New York time) on a Business Day, or otherwise on the Business Day after the date of transmission.

     9.8 Entire Agreement; No Other Representations. This Agreement (including the Company Disclosure Schedules and the Parent Disclosure Schedules) and the Confidentiality

Agreement, dated July 21, 2005, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement by and between the parties hereto, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF, OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY OF THE FOREGOING.

     9.9 Binding Effect; No Third-Party Beneficiaries. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assignees. Other than with respect to the matters set forth in Section 6.8 (Indemnification; Directors’ and Officers’ Insurance; Exculpation) and in Article III, this Agreement is not intended to confer upon any Person other than the parties hereto (and their respective successors and permitted assignees) any rights or remedies hereunder.

     9.10 Obligations of Parent and the Company. Except as otherwise specifically provided herein, whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and, after the Effective Time, to cause the Surviving Corporation to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

     9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall, subject to Section 9.5, such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.12 Disclosure Schedules. Any information disclosed in any section of the Company Disclosure Schedules or the Parent Disclosure Schedules shall be deemed to be disclosed in any other section(s) of the Company Disclosure Schedules or the Parent Disclosure Schedules, respectively, where it is reasonably apparent that the disclosure contained in such section of the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable, is relevant to such other section(s). The Company Disclosure Schedules and the Parent

Disclosure Schedules, respectively, and the information and disclosure contained therein, are intended only to qualify and clarify the representations, warranties and covenants of the Company or Parent (and Merger Sub), as the case may be, contained in this Agreement and shall not be deemed to expand in any way the scope, construction or effect of any of such representations, warranties or covenants. No reference to or disclosure of any item or other matter in the Company Disclosure Schedules or the Parent Disclosure Schedules shall be construed to establish a standard of materiality or knowledge.

     9.13 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute parts of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Article or Schedule, such reference shall be to a Section or Article of or Schedule to this Agreement unless otherwise clearly indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Dollars” or “$” shall mean the currency of the United States that, as at the time of payment, is legal tender for the payment of public and private debts.

     9.14 Assignment. This Agreement and the rights, interests or obligations hereunder shall not be assignable or delegable without the prior written consent of the other parties; provided, however, that Parent may designate, by written notice to the Company, another wholly owned subsidiary to be a constituent corporation in lieu of Merger Sub, so long as such designation could not reasonably be expected to: (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any Parent Required Statutory Approval or Company Required Statutory Approval or the expiration or termination of any applicable waiting period; (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger; (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay the consummation of the Merger. If the requirements of the previous sentence are met and Parent desires to designate another wholly owned subsidiary to be the constituent corporation in lieu of Merger Sub, then all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized executive officers of the parties hereto as of the date first written above.

ARTESYN TECHNOLOGIES, INC.

By:	/s/ Joseph M.O’Donnell

	Name:	Joseph M. O’Donnell
	Title:	Chief Executive Officer

EMERSON ELECTRIC CO.

By:	/s/ Frank J. Dellaquila

	Name:	Frank J. Dellaquila
	Title:	Senior Vice President - Acquisitions and Development

ATLANTA ACQUISITION SUB, INC.

By:	/s/ Frank J. Dellaquila

	Name:	Frank J. Dellaquila
	Title:	Vice President